Exhibit 99.1

TriNet Announces Third Quarter 2026 Results and Now Expects to Deliver Earnings at the Top End of Earnings per Share Guidance Range

DUBLIN, Calif. — October 29, 2026 — TriNet Group, Inc. (NYSE: TNET), a leading provider of comprehensive and flexible human capital management (HCM) solutions for small and medium-size businesses (SMBs), today announced financial results for the third quarter ended September 30, 2026. The third quarter highlights below include non-GAAP financial measures which are reconciled later in this release.
“We delivered solid third quarter results and made further progress against our strategic priorities,” said Mike Simonds, TriNet’s President and CEO. “Earnings performance exceeded our forecast, customer retention improved, and new sales returned to year-over-year growth."
Simonds continued, "Our growth initiatives are gaining traction. Momentum within our broker channel is building, our investments in sales are driving improved performance in our important fall selling season, and we are strengthening our customer value proposition through investments in our service model and an expanding set of solutions, such as TriNet Leave powered by Cocoon, TriNet Recruit, and TriNet Spend. With these initiatives gaining traction, we believe TriNet is increasingly well-positioned to return to sustainable growth.”
Third quarter highlights include:
•Total revenues decreased 5% to $1.2 billion compared to the same period last year.
•Professional service revenues decreased 7% to $157 million compared to the same period last year.
•Net income was $31 million, or $0.65 per diluted share, compared to net income of $34 million, or $0.70 per diluted share, in the same period last year.
•Adjusted Net Income was $44 million, or $0.94 per diluted share, compared to Adjusted Net Income of $55 million, or $1.11 per diluted share, in the same period last year.
•Adjusted EBITDA was $89 million, representing an Adjusted EBITDA Margin of 7.6%, compared to Adjusted EBITDA of $100 million, representing an Adjusted EBITDA Margin of 8.2% in the same period last year.
•Total Worksite Employees (WSEs) decreased (11)% as compared to the same period last year, to approximately 295,000.
•Net cash provided by operating activities increased 11% as compared to the same period last year to $80 million, generating $53 million in Free Cash Flow.
Full-Year 2026 Guidance
In addition to announcing our third quarter 2026 results, we are reaffirming our full-year 2026 guidance and expect to be at the high end of our earnings per diluted share range. Non-GAAP financial measures are reconciled later in this release.

	Full Year 2026
(dollars in millions, except for per share amounts)	Low	High
Total Revenues	$4,750	$4,900
Professional Service Revenues	$647	$663
Insurance Cost Ratio	89.5%	88.5%
Adjusted EBITDA Margin	8.5%	9.0%
Diluted net income per share of common stock	$2.85	$3.35
Adjusted Net Income per share - diluted	$4.50	$5.10

Quarterly Report on Form 10-Q
We anticipate filing our Quarterly Report on Form 10-Q (“Form 10-Q”) for the nine months ended September 30, 2026 with the U.S. Securities and Exchange Commission (SEC) and making it available at https://www.trinet.com on or about October 29, 2026. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Form 10-Q.
Earnings Conference Call and Audio Webcast
TriNet will host a conference call at 5:30 a.m. PT today to discuss its third quarter results for 2026. TriNet encourages participants to pre-register for the webcast. The live webcast of the conference call can be accessed on the Investor Relations section of TriNet’s website at https://investor.trinet.com. Participants can pre-register for the webcast by going to: https://events.q4inc.com/attendee/764057723. Callers can pre-register for the conference call by going to: https://dpregister.com/sreg/10212821/1052113182d. For those who would like to join the call but have not pre-registered, they can do so by dialing +1 (412) 317-5426 and requesting the "TriNet Conference Call." A replay of the webcast will be available on this website for approximately one year. A telephonic replay will be available for two weeks following the conference call at +1 (412) 317-0088 conference ID: 6487067.
About TriNet
TriNet is a leading provider of human resources solutions for small and medium-size businesses, delivering what they really need from HR: expertise, technology and advocacy that make it easier to run and grow their business. Through advanced technology-enabled services and deep human capital expertise, TriNet provides access to employee benefits such as health insurance and retirement plans, payroll and payroll tax administration, risk mitigation, and compliance consulting. TriNet helps businesses navigate the complexities of HR so they can focus on why they started their companies in the first place. For more information, please visit TriNet.com or follow us on Facebook, LinkedIn and Instagram.
Use of Non-GAAP Financial Measures
Reconciliations of non-GAAP financial measures to TriNet’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section titled “Non-GAAP Financial Measures.”
Forward-Looking Statements
This press release contains, and statements made during the above referenced conference call will contain, statements that are not historical in nature, are predictive in nature, or that depend upon or refer to future events or conditions or otherwise contain forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among other things, TriNet’s expectations and assumptions regarding: TriNet's financial guidance for the full-year 2026 and the underlying assumptions; TriNet’s mid-term outlook, market positioning, and the underlying assumptions; TriNet’s on-going AI investments, including the development of TriNet Assistant, and its ability to deliver improved service experiences; TriNet's ability to build momentum in its business, including through sales force growth; and TriNet’s ability to execute on our strategy. Forward-looking statements are often identified by the use of words such as, but not limited to, “ability,” “anticipate,” “believe,” “can,” “continue,” “could,” “enhance,” “estimate,” “expand,” “expect,” “facilitate,” “grow,” "guidance," “impact,” “improve,” “intend,” “maintain,” “may,” “plan,” “project,” “provide,” “return,” “should,” “strategy,” “strengthen,” "support," “will,” “would” and similar expressions or variations intended to identify forward-looking statements. These statements are not guarantees of future performance but are based on management’s expectations as of the date hereof and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from our current expectations and any past or future results, performance or achievements expressed or implied by the forward-looking statements. Investors are cautioned not to place undue reliance upon any forward-looking statements.

Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include: our ability to manage unexpected changes in workers’ compensation and health insurance claims and costs, including by WSEs; our ability to mitigate the distinct business risks we face as a co-employer; the effects of volatility in the financial and economic environment on the businesses that make up our client base; our inability to realize or sustain the expected benefits from our business realignment initiatives, and any associated increases in costs as a result of these initiatives; loss of clients for reasons beyond our control and the short-term contracts we typically use with our clients; the impact of regional or industry-specific economic and health factors on our operations; the impact of failures or limitations in the business systems and centers we rely upon; changes in our insurance coverage or our relationships with key insurance carriers; our ability to improve our services and technology to satisfy client and regulatory expectations, including with respect to artificial intelligence; our ability to effectively integrate businesses we have acquired or may acquire in the future; our ability to effectively manage and improve our operational effectiveness and resiliency; our ability to price our services at rates that our clients continue to find attractive; our ability to attract and retain qualified personnel; the effects of increased competition and our ability to compete effectively; the impact on our business of cyber-attacks, breaches, disclosures and other data-related incidents; our ability to comply with evolving data privacy, artificial intelligence and security laws; our ability to manage changes in, uncertainty regarding, or adverse application of the complex laws and regulations that govern our business; changing laws and regulations governing health insurance and employee benefits; the incurrence of losses related to employee retention tax credit claims filed on behalf of our clients; our ability to keep pace with changes in technology or provide timely enhancements to our solutions and support, including with respect to artificial intelligence; risks associated with our international operations, including potential political or economic risks; our ability to operate a business subject to numerous complex laws; changing laws and regulations governing health insurance and other traditional employee benefits at the federal, state, and local levels; our ability to be recognized as an employer of worksite employees and for our benefits plans to satisfy all requirements under federal and state regulations; changes in the laws and regulations that govern what it means to be an employer, employee or independent contractor; the impact of new and changing laws regarding remote work; our ability to comply with the licensing requirements that govern our solutions; the failure of third-party service providers performing their functions; the failure to comply with anti-corruption laws and regulations, economic and trade sanctions, and similar laws; the outcome of existing and future legal and tax proceedings; fluctuation in our results of operations, stock price and maintenance of performance measures year over year due to factors outside of our control; our ability to comply with the restrictions of our indebtedness and meet our debt obligations; the need for additional capital or to restructure our existing debt; the continuation of our stock repurchase program; and the impact of concentrated ownership in our stock by Atairos and other large stockholders and the anti-takeover provisions in our charter documents and under Delaware law. Any of these factors could cause our actual results to differ materially from our anticipated results.

Further information on risks that could affect TriNet’s results is included in our filings with the SEC, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on our investor relations website at http://investor.trinet.com and on the SEC website at www.sec.gov. Copies of these filings are also available by contacting TriNet Corporation's Investor Relations Department at Investorrelations@TriNet.com. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements in this press release, and any forward-looking statements in this press release speak only as of the date of this press release. In addition, we do not assume any obligation, and do not intend, to update any of our forward-looking statements, except as required by law.

Contacts:
Investors:	Media:
Alex Bauer	Renee Brotherton / Josh Gross
TriNet	TriNet
Investorrelations@TriNet.com	Renee.Brotherton@TriNet.com
Josh.Gross@TriNet.com

FINANCIAL HIGHLIGHTS
Key Financial and Operating Metrics
We regularly review certain key financial and operating metrics to evaluate growth trends, measure our performance and make strategic decisions. These key financial and operating metrics may change over time. Our key financial and operating metrics for the periods presented were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except per share and Operating Metrics data)	2026	2025	% Change	2026	2025	% Change
Income Statement Data:
Total revenues	$1,175	$1,232	(5)%	$3,579	$3,762	(5)%
Income before tax	39	50	(22)	236	216	9
Net income	31	34	(9)	173	156	11
Diluted net income per share of common stock	0.65	0.70	(8)	3.70	3.19	16
Non-GAAP measures (1):
Adjusted EBITDA	89	100	(11)	403	368	10
Adjusted Net income	44	55	(20)	232	209	11
Free Cash Flow				243	191	27
Operating Metrics:
Insurance Cost Ratio	89%	90%	(1)%	86%	90%	(4)
Average WSEs	296,372	335,235	(12)	298,068	337,330	(12)%
Total WSEs	295,494	331,973	(11)	295,494	331,973	(11)
(1)    Refer to Non-GAAP measures definitions and reconciliations from GAAP measures under the heading "Non-GAAP Financial Measures"

(in millions)	September 30, 2026	December 31, 2025	% Change
Balance Sheet Data:
Cash and cash equivalents	$328	$287	14%
Working capital	295	231	28
Total assets	3,393	3,797	(11)
Debt	896	895	—
Total stockholders’ equity	133	54	146

	Nine Months Ended September 30,
(in millions)	2026	2025	% Change
Cash Flow Data:
Net cash provided by operating activities	$317	$242	31%
Net cash used in investing activities	(169)	(27)	526
Net cash used in financing activities	(668)	(560)	19

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions except per share data)	2026	2025	2026	2025
Professional service revenues	$157	$169	$505	$550
Insurance service revenues	1,005	1,046	3,035	3,159
Interest income	13	17	39	53
Total revenues	1,175	1,232	3,579	3,762
Insurance costs	894	943	2,617	2,832
Cost of providing services	68	73	203	215
Sales and marketing	72	68	207	203
General and administrative	53	51	168	149
Systems development and programming	20	18	56	55
Depreciation and amortization of intangible assets	17	16	53	50
Interest expense, bank fees and other	12	13	39	42
Total costs and operating expenses	1,136	1,182	3,343	3,546
Income before tax	39	50	236	216
Income taxes	8	16	63	60
Net income	$31	$34	$173	$156
Other comprehensive income, net of income taxes	(3)	—	(6)	3
Comprehensive income	$28	$34	$167	$159
Net income per share:
Basic	$0.66	$0.70	$3.74	$3.20
Diluted	$0.65	$0.70	$3.70	$3.19
Weighted average shares:
Basic	46	48	46	49
Diluted	47	48	47	49

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	December 31,
(in millions, except share and per share data)	2026	2025
Assets
Current assets:
Cash and cash equivalents	$328	$287
Investments	50	—
Restricted cash, cash equivalents and investments	1,164	1,694
Accounts receivable, net	7	20
Payroll funds receivable	371	264
Prepaid expenses, net	47	82
Other payroll assets	414	474
Other current assets	50	47
Total current assets	2,431	2,868
Restricted cash, cash equivalents and investments, noncurrent	116	128
Property and equipment, net	27	11
Operating lease right-of-use asset	47	36
Goodwill	465	461
Software and other intangible assets, net	176	153
Other assets	131	140
Total assets	$3,393	$3,797
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and other current liabilities	$91	$86
Client deposits and other client liabilities	44	57
Accrued wages	561	555
Accrued health insurance costs, net	181	207
Accrued workers' compensation costs, net	42	42
Payroll tax liabilities and other payroll withholdings	1,198	1,671
Operating lease liabilities	11	10
Insurance premiums and other payables	8	9
Total current liabilities	2,136	2,637
Long-term debt, noncurrent	896	895
Accrued workers' compensation costs, noncurrent, net	103	106
Deferred taxes	51	55
Operating lease liabilities, noncurrent	56	37
Other non-current liabilities	18	13
Total liabilities	3,260	3,743
Total stockholders' equity	133	54
Total liabilities & stockholders' equity	$3,393	$3,797

FINANCIAL STATEMENTS
TRINET GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
(in millions)	2026	2025
Operating activities
Net income	$173	156
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangible assets	53	50
Amortization of deferred costs	39	36
Amortization of ROU asset, lease modification, impairment, and abandonment	6	5
Deferred income taxes	(2)	(3)
Stock based compensation	50	48
Other	9	4
Changes in operating assets and liabilities:
Accounts receivable, net	1	1
Prepaid expenses, net	26	14
Other assets	(34)	(30)
Accounts payable and other liabilities	9	—
Client deposits and other client liabilities	(2)	(1)
Accrued wages	(8)	(15)
Accrued workers' compensation costs, net	(3)	—
Payroll taxes liabilities and other payroll withholdings	(1)	(12)
Operating lease liabilities	1	(11)
Net cash provided by operating activities	317	242
Investing activities
Purchases of marketable securities	(151)	(59)
Proceeds from sale and maturity of marketable securities	78	82
Acquisitions of property and equipment and software	(74)	(51)
Proceeds from sale of business	—	1
Acquisition of subsidiary, net of cash acquired	(22)	—
Net cash used in investing activities	(169)	(27)
Financing activities
Change in WSE and TriNet Trust related assets and liabilities, net	(529)	(303)
Repurchase of common stock	(94)	(122)
Proceeds from issuance of common stock	5	6
Awards effectively repurchased for required employee withholding taxes	(10)	(12)
Repayment of revolving credit agreement borrowings	—	(90)
Dividends paid	(40)	(39)
Net cash used in financing activities	(668)	(560)
Net change in cash and cash equivalents, unrestricted and restricted	(520)	(345)
Cash and cash equivalents, unrestricted and restricted:
Beginning of period	1,902	1,691
End of period	$1,382	$1,346

Supplemental disclosures of cash flow information
Interest paid	$48	51
Income taxes paid, net	$17	$27
Supplemental schedule of noncash investing and financing activities
Cash dividend declared, but not yet paid	$13	13
Payable for purchase of property and equipment	$3	3
Receivable from sale of business	$—	$6

FINANCIAL STATEMENTS

Non-GAAP Financial Measures
In addition to the selected financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), we monitor other non-GAAP financial measures that we use to manage our business, to make planning decisions, to allocate resources and to use as performance measures in our executive compensation plan. These key financial measures provide an additional view of our operational performance over the long term and provide information that we use to maintain and grow our business.
The presentation of these non-GAAP financial measures is used to enhance the understanding of certain aspects of our financial performance. It is not meant to be considered in isolation from, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

Non-GAAP Measure	Definition	How We Use The Measure
Adjusted EBITDA
• Net income, excluding the effects of:
- income tax provision,
- stock based compensation expense,
- interest expense, bank fees and other,
- depreciation,
- amortization of intangible assets,
- amortization of cloud computing arrangements,
- restructuring costs, and
- transaction and integration costs.
• Provides period-to-period comparisons on a consistent basis and an understanding as to how our management evaluates the effectiveness of our business strategies by excluding certain non-recurring costs, which include restructuring costs and transaction and integration costs, as well as certain non-cash charges such as depreciation and amortization, and stock-based compensation and certain impairment charges recognized based on the estimated fair values. We believe these charges are either not directly resulting from our core operations or not indicative of our ongoing operations.
• Enhances comparisons to the prior period and, accordingly, facilitates the development of future projections and earnings growth prospects.
• Provides a measure, among others, used in the determination of incentive compensation for management.
• We also sometimes refer to Adjusted EBITDA margin, which is the ratio of Adjusted EBITDA to total revenues.
Adjusted Net Income
• Net income, excluding the effects of:
- effective income tax rate (1),
- stock based compensation expense,
- amortization of acquired intangible assets,
  net,
- non-cash interest expense,
- restructuring costs,
- transaction and integration costs, and
- the income tax effect (at our effective tax rate (1) of these pre-tax adjustments.)
• Provides information to our stockholders and board of directors to understand how our management evaluates our business, to monitor and evaluate our operating results, and analyze profitability of our ongoing operations and trends on a consistent basis by excluding certain non-cash charges.
Free Cash Flow	• Net cash provided by operating activities reduced by capital expenditures	• Provides information on the strength of our liquidity and available cash.
• Provides management with a measure to assist in making planning decisions, evaluate our performance and allocate resources.
• We also sometimes refer to Free Cash Flow Conversion ratio, which is the ratio of free cash flow to Adjusted EBITDA.
(1) Non-GAAP effective tax rate is 25.5% and 25% for third quarters and full years of 2026 and 2025, respectively, which excludes the income tax impact from stock-based compensation, changes in uncertain tax positions, and nonrecurring benefits or expenses from federal legislative changes.

FINANCIAL STATEMENTS
Reconciliation of GAAP to Non-GAAP Measures
The table below presents a reconciliation of Net income to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2026	2025	2026	2025
Net income	$31	$34	$173	$156
Provision for income taxes	8	16	63	60
Stock based compensation	17	17	50	48
Interest expense, bank fees and other	12	13	39	42
Depreciation and amortization of intangible assets	17	16	53	50
Amortization of cloud computing arrangements	4	2	10	7
Restructuring costs	—	2	13	5
Acquisition and integration costs	—	—	2	—
Adjusted EBITDA	$89	$100	$403	$368
Adjusted EBITDA Margin	7.6%	8.2%	11.3%	9.8%
The table below presents a reconciliation of Net income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2026	2025	2026	2025
Net income	$31	$34	$173	$156
Effective income tax rate adjustment	(2)	4	3	6
Stock based compensation	17	17	50	48
Amortization of acquired intangible assets	3	2	8	7
Non-cash interest expense	1	1	2	2
Restructuring costs	—	2	13	5
Acquisition and integration costs	—	—	2	—
Income tax impact of pre-tax adjustments	(6)	(5)	(19)	(15)
Adjusted Net Income	$44	$55	$232	$209
GAAP weighted average shares of common stock - diluted	47	48	47	49
Adjusted Net Income per share - diluted	$0.94	$1.11	$4.97	$4.27
The table below presents a reconciliation of Net cash provided by operating activities to Free Cash Flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2026	2025	2026	2025
Net cash provided by operating activities	$80	$72	$317	$242
Acquisitions of property and equipment and software	(27)	(17)	(74)	(51)
Free Cash Flow (a)	$53	$55	$243	$191
Adjusted EBITDA (b)	$89	$100	$403	$368
Free Cash Flow Conversion Ratio (a)/(b)	60%	55%	60%	52%

FINANCIAL STATEMENTS
Reconciliation of GAAP to Non-GAAP Measures for the full-year 2026 guidance.
Low and high percentages represent increases (decreases) from the same period in the previous year.
The table below presents a reconciliation of net income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	FY 2025	Year 2026 Guidance
(in millions, except per share data)	Actual	Low	High
Net income	$155	(15)%	—%
Effective income tax rate adjustment	8	(66)	(67)
Stock based compensation	65	4	4
Amortization of acquired intangible assets	10	16	16
Non-cash interest expense	3	(62)	(62)
Restructuring costs	11	71	133
Income tax impact of pre-tax adjustments	(22)	14	22
Adjusted Net Income	$230	(10)%	3%
GAAP weighted average shares of common stock - diluted	49
Adjusted Net Income per share - diluted	$4.73	$4.50	$5.10